Exhibit 99.1

	Investor Contact: Perot Systems Corporation John Lyon phone: (972) 577-6132 fax: (972) 577-6790 John.Lyon@ps.net	Media Contact: Perot Systems Corporation Joe McNamara phone: (972) 577-6165 fax: (972) 577-4484 Joe.McNamara@ps.net

Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 972.577.0000 www.perotsystems.com	Perot Systems Announces Third Quarter 2006 Financial Results
Plano, TX — October 31, 2006 — Perot Systems Corporation (NYSE: PER) today announced financial results for the third quarter of 2006. For the quarter:
•	Revenue was $582.9 million, an increase of 14% year-to-year over third quarter 2005 revenue of $510.1 million, and includes $11.6 million of revenue growth, equal to two percentage points, from the first quarter 2006 acquisition of eServ, LLC. This was Perot Systems 14th consecutive quarter of all-time high revenue.

•	Net Income was $0.3 million for the quarter, resulting in earnings per share (diluted) of $.00. These results for the quarter include:
•	Expense of $49.5 million, equal to approximately $.25 per share, related to a contract modification and profit improvement actions, including $43.7 million of expense related to modifying the Blue Cross & Blue Shield of Rhode Island (BCBSRI) contract, and

•	A tax benefit of $0.9 million, equal to approximately $.01 per share, related to resolving certain prior year tax matters.
•	Operating Cash Flow and Capital Expenditures for the third quarter of 2006 totaled $63.0 million and $18.6 million, respectively. Trailing Twelve Month Operating Cash Flow and Capital Expenditures were $176.8 million and $71.1 million, respectively. As of September 30, 2006, Cash and Cash Equivalents and Short-term Investments were $197.1 million and $104.5 million, respectively.

“The third quarter was a major step forward for our company,” said Peter Altabef, president and CEO of Perot Systems. “Our teams achieved high levels of new sales, extended customer contracts and strengthened the underlying earnings power of our business. As we closed the quarter, we modified two contracts that have been pressuring earnings. We also began expanding operations to two new geographies, which will provide our clients with an increased number of lower cost delivery options. These accomplishments are helping to build a stronger future for Perot Systems.”
Important third quarter 2006 and recent business accomplishments include:
•	Resolving two previously disclosed contract issues that were pressuring earnings. Details of the contract modifications are provided in the notes to the “Year-to-Year Earnings per Share Reconciliation” below.

•	Signing new contracts during the quarter valued at $676.5 million of total value, bringing the total value of new contracts signed during the past 12 months to $2.3 billion.

•	Extending client contracts valued at $386 million of total value in the third quarter, which is in addition to the new contract signings for the quarter.

•	Expanding clinical transformation and system implementation-related revenue, which grew by 64% year-to-year. These services now comprise 12% of Healthcare revenue and 6% of consolidated revenue.

•	Launching business operations in Mexico and the Philippines in support of our technology infrastructure and business process-related service offerings.

•	Initiating a new stock buyback program with an authorization to purchase up to $75 million of its common stock. In conjunction with this, Perot Systems concluded its previous stock buyback program, under which it repurchased 4.4 million shares of its common stock at a total cost of $59.9 million.

Year-to-Year Earnings per Share Reconciliation
      The following table compares earnings per share (diluted) between third quarter 2005 and third quarter 2006, showing the changes from period-to-period.
Year-to-Year Earnings per Share Comparison

3Q 2005 Earnings per share (diluted)	$.21
Less: 3Q 2005 pro forma stock compensation expense 1)	(.02)

3Q 2005 pro forma earnings per share (diluted)	.19
3Q 2005 Tax-related items 2)	.01
3Q 2006 Tax-related items 2)	.01
3Q 2006 — Expense related to contract modification and profit improvement actions 3)	(.25)
Year-to-year decrease in reported income from a customer contract 4)	(.03)
All Other Business Growth, net 5)	.07

3Q 2006 Earnings per share (diluted)	$--

1.	Effective January 1, 2006, Perot Systems adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). On a pro forma basis assuming FAS 123R was in effect for the third quarter of 2005, Perot Systems would have incurred additional stock compensation expense of $4.1 million, or $.02 per share, which would have reduced earnings per share (diluted) to $.19 for the third quarter of 2005.

2.	In the third quarter of 2005, Perot Systems incurred incremental income tax expense of $1.2 million, equal to approximately $.01 per share, related to the repatriation of cash to the United States under the American Jobs Creation Act of 2004. In the third quarter of 2006, Perot Systems recorded a reduction to income tax expense of $0.9 million, equal to approximately $.01 per share, relating to the resolution of various outstanding tax issues from prior years.

3.	On August 1, 2006, Perot Systems announced that it expected to implement actions to strengthen profitability that would result in net expense, consisting primarily of asset impairments, of between $44 million to $60 million during the second half of 2006. During the third quarter and consistent with this guidance:
•	Perot Systems and BCBSRI modified their existing contractual relationship. Because the contract modification eliminates the fixed-price software development and implementation deliverables, Perot Systems impaired $43.7 million of deferred costs related to the contract in the third quarter of 2006. Revenue will not be materially impacted by the contract modification, and the contract is expected to be profitable in the fourth quarter of 2006.

•	Perot Systems also recorded expense of $5.8 million related to actions to strengthen future profitability. This expense is attributable to the consolidation and elimination of facilities and products, the combination of units and severance expense.
4.	For the third quarter, Perot Systems recorded losses on a technology infrastructure services contract with an undisclosed commercial client of $8.0 million. In the fourth quarter, Perot Systems reached an amicable agreement with this client, resolving a dispute over the scope, service levels and fees. Under the terms of the modified agreement, Perot Systems will continue to provide services and expects the contract to generate positive gross profits in the aggregate over the remaining contract term. Due to ongoing transition activities, Perot Systems expects to incur operating losses at reduced levels as compared to those incurred in the third quarter of 2006. These losses are expected to diminish over 2007 and have been incorporated into Perot Systems guidance for the fourth quarter of 2006 and the first quarter of 2007. Over the remainder of the contract, Perot Systems will recognize $11.4 million of deferred revenue related to services performed prior to signing the new agreement. Perot Systems and its client have waived rights to make certain claims for events that occurred prior to the effective date of the new agreement.

5.	The remaining business growth, net, was derived primarily from the Industry Solutions line of business.
Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

Line of Business	3Q 2006 Revenue	Year-to-Year Growth
Industry Solutions 1) 2)	$457.5	17%
Government Services	73.0	5%
Consulting & Apps. Solutions, gross 1) 3)	65.6	7%
Intersegment Eliminations 3)	(13.2)	9%

Total	$582.9	14%

1.	Revenue from UBS was $75.8 million for the third quarter of 2006, or 13% of total revenue. Revenue from UBS contained within the Industry Solutions line of business was $64.3 million for the third quarter of 2006, a decline of 3% year-to-year. Revenue from UBS contained within the Consulting and Applications Solutions line of business was $11.5 million for the third quarter of 2006, an increase of 22% year-to-year.

2.	Revenue for the Industry Solutions line of business includes $11.6 million of revenue growth related to the acquisition of eServ, LLC in the first quarter of 2006.

3.	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Intersegment eliminations relate to the revenue recognized through the Industry Solutions line of business. Net revenue represents only direct-to-market revenue for Consulting and Applications Solutions. Net revenue for Consulting and Applications Solutions was $52.4 million, an increase of 6% year-to-year.
Trend Information and Business Outlook
The information contained within the following section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
Based primarily on the following factors, Perot Systems expects earnings per share (diluted) to range from $.22 to $.24 for the fourth quarter of 2006:
In the third quarter of 2006, Perot Systems:
•	Incurred expense of $49.5 million, or approximately $.25 per share, associated with implementing profit improvement actions and modifying its contract with BCBSRI.

•	Reduced income tax expense by $0.9 million, or approximately $.01 per share, as a result of resolving various outstanding tax issues from prior years.
In the fourth quarter of 2006, Perot Systems expects to:
•	Realize a sequential increase in profitability of $2 million to $4 million, or $.01 to $.02 per share, related to resolving two contractual issues.

•	Incur expense of approximately $2 million, or $.01 per share, associated with establishing operations in Mexico and the Philippines. The start-up losses associated with establishing these operations are expected to be immaterial in the first quarter of 2007.

•	See earnings pressure of $2 million to $4 million, or $.01 to $.02 per share, as a result of seasonality in the form of fewer billable days.
Perot Systems expects revenue to range from $590 million to $605 million.
Perot Systems expects first quarter 2007 earnings per share (diluted) to range from $.18 to $.20. These projections for the first quarter of 2007 do not include the effect of potential future acquisitions.
Conference Call
Perot Systems will hold a conference call to review third quarter 2006 results of operations on October 31, 2006 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its third quarter 2006 financial results at www.perotsystems.com.
Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended September 30, 2005 and 2006
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended September 30
	2005	2006	% Change

Revenue	$510.1	$582.9	14%
Direct cost of services 1)	403.7	513.7	27%

Gross profit 1)	106.4	69.2	(35%)
Selling, general & admin.2)	66.1	74.6	13%

Operating income (loss)	40.3	(5.4)	n/m
Other income, net	0.6	1.7	n/m
Interest income, net	0.9	1.1	22%

Income (loss) before taxes	41.8	(2.6)	n/m
Provision (benefit) for income taxes 3)	16.4	(2.9)	n/m

Net income	$25.4	$0.3	(99%)

Earnings per share (diluted) data:
Earnings per share (diluted)	$.21	$—	n/m
Shares outstanding (diluted)	121.8	121.8	—

Perot Systems Corporation
Revenue Summary
For the Three Months Ended September 30, 2006
(Millions of USD)
Unaudited

	Revenue
	Growth	% Pts. of Growth

3Q 2005	$510.1	—
Growth Related to:
Commercial accounts	35.6	7.0
New contracts	18.8	3.7
Acquisition	11.6	2.3

Industry Solutions	66.0	13.0

Government Services	3.8	0.7

Consulting and Apps. Sol.	3.0	0.6

3Q 2006	$582.9	14.3

		Year-to-
		Year
	Revenue	Growth	% of Total

Healthcare	$282.8	19%	49%
Commercial Solutions & Other 4)	174.7	14%	29%

Industry Solutions	457.5	17%	78%

Government Services	73.0	5%	13%

Consulting and Applications Solutions, gross	65.6	7%	11%
Intersegment eliminations	(13.2)	9%	(2%)

Consulting and Apps. Sol.	52.4	6%	9%

Total	$582.9	14%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2005 and September 30, 2006
(Millions of USD)
Unaudited

	As of	As of
	12/31/2005	9/30/2006	% Change

Cash and cash equivalents	$259.6	$197.1	(24%)
Short-term investments	—	104.5	n/m
Accounts receivable, net	277.8	337.9	22%
Prepaid expenses and other	66.0	62.9	(5%)

Total current assets	603.4	702.4	16%
Property, equip. & software, net	180.0	194.9	8%
Goodwill	443.4	462.6	4%
Other non-current assets	143.8	113.3	(21%)

Total assets	$1,370.6	$1,473.2	7%

Current liabilities	$259.6	$264.8	2%
Long-term liabilities	150.5	160.1	6%
Stockholders’ equity	960.5	1,048.3	9%

Total liabilities & stockholders’ equity	$1,370.6	$1,473.2	7%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2005 and 2006
(Millions of USD)
Unaudited

	Three Months Ended
	9/30/2005	9/30/2006

Net income	$25.4	$0.3
Depreciation and amortization	14.8	19.8
Impairment of assets	—	46.3
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	11.3	(3.4)

Net cash provided by operating activities	51.5	63.0

Purchases of property, equipment and software	(20.7)	(18.6)
Acquisitions of businesses, net	(67.2)	(0.1)
Purchases of short-term investments, net	—	(104.5)

Net cash used in investing activities	(87.9)	(123.2)

Proceeds from issuance of common stock	7.0	7.4
Repurchases of common stock	—	(1.2)
Other financing activities	(3.3)	0.6

Net cash provided by financing activities	3.7	6.8

Effect of exchange rate changes on cash	(0.8)	(0.2)

Net cash flow	$(33.5)	$(53.6)

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the third quarter of 2006 was 11.9% of revenue, a decrease of 9.0 percentage points from the gross margin for the third quarter of 2005 of 20.9%. This year-to-year decrease in gross margin is primarily due to the following:
•	A $43.7 million decrease in gross profit related to a third quarter 2006 impairment of deferred costs on the BCBSRI contract.

•	A $4.9 million decrease in gross profit from an infrastructure services contract. The decrease was due to an $8.0 million loss on this contract for the third quarter of 2006.

•	In the third quarter of 2006, we recorded $1.2 million of additional stock compensation expense in direct cost of services as compared to the prior year period as a result of our adoption of FAS 123R.
2)	SG&A increased from $66.1 million for the third quarter of 2005 to $74.6 million for the third quarter of 2006, an increase of $8.5 million. This increase is primarily attributable to $4.5 million of asset impairments and severance expense, $1.7 million of acquisition-related SG&A and $2.0 million of additional stock compensation expense associated with the implementation of FAS 123R.

3)	In the third quarter of 2005, Perot Systems incurred incremental income tax expense of $1.2 million related to the repatriation of cash to the United States under the American Jobs Creation Act of 2004. Provision (benefit) for income taxes for the third quarter of 2006 includes a reduction in income tax expense of $0.9 million relating to the resolution of various outstanding tax issues from prior years.

4)	Growth for Commercial Solutions includes $11.6 million of revenue from the acquisition of eServ, LLC.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 20,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may bear the risk of cost overruns relating to software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenue and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.

•	Profitability of our contracts may be materially, adversely affected if we do not accurately estimate the costs of services and the timing of the completion of projects.

•	Our ability to perform on contracts on which we partner with third parties may be materially and adversely affected if these third parties fail to successfully or timely deliver their commitments.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed- and unit-price provisions or penalties that could result in decreased profits.

•	If customers reduce spending that is currently above contractual minimums, our revenue and profits could diminish.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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